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                                                                     EXHIBIT 4.1






                       PART I TIDELANDS ROYALTY TRUST "B"
                                    INDENTURE





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                           TIDELANDS ROYALTY TRUST "B"
                                   INDENTURE

         This Indenture of Trust, hereinafter called "Indenture," made and entered into at Dallas, Texas, by and between the undersigned parties, designated and hereinafter called "Unit Holders," and REPUBLIC NATIONAL BANK of DALLAS, a national banking association with offices at Dallas, Texas, hereinafter called "Corporate Trustee" and L. C. PASLAY of Dallas, Texas, hereinafter called "Individual Trustee," the Corporate Trustee and the Individual Trustee being herein collectively called the "Trustees,"

                                   WITNESSETH

     By instrument dated April 30, 1951, hereinafter referred to as "Purchase Agreement," a true copy of which (except for the names of the Purchaser and except for Exhibit C attached thereto), is attached hereto, marked Appendix 1, and is made a part hereof, W. L. MOODY, III, MARINE INSTRUMENT COMPANY, MEXICAN GULF SULPHUR COMPANY, and R. A. IRWIN, individually, and WRIGHT MORROW and ETHAN STROUD, trustees, therein and herein collectively referred to as "Seller," and certain oil companies, therein and herein referred to as "Purchaser," entered into an agreement whereby Seller granted, bargained, sold and conveyed to Purchaser certain geophysical data, records, and information pertaining to certain areas of submerged lands in the Gulf of Mexico, outlined on Exhibit A attached to the Purchase Agreement. As part of the consideration for such sale, Purchaser agreed, upon the terms and conditions and subject to the contingencies set out in the Purchase Agreement, during the five year period from and after April 30, 1951, to make certain production payments and overriding royalty payments to the RE


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PUBLIC NATIONAL BANK OF DALLAS as Fiscal Agent for Seller, and after April 30,
1956, to assign to the owners of the interest of Seller under said Purchase Agreement certain production payments and overriding royalty interests pertaining to any of the area outlined on Exhibit C attached to the original executed copy of the Purchase Agreement upon which Purchaser may within fifty
(50) years from the effective date of the Purchase Agreement acquire any oil, gas, or mineral lease or leases. The area outlined in Exhibit C attached to the original executed copy of the Purchase Agreement includes territories in the Gulf of Mexico adjacent to both the states of Texas and Louisiana, said territories being within the areas indicated on Exhibit A to the Purchase Agreement.

    By instrument dated April 30, 1951, hereinafter referred to as "Agency Agreement," WRIGHT MORROW and ETHAN STROUD, Trustees for certain of the former stockholders of PAN AMERICAN EXPLORATION COMPANY, a former Delaware Corporation, then in dissolution, MARINE INSTRUMENT COMPANY, a co-partnership, W. L. MOODY, III, and MEXICAN GULF SULPHUR COMPANY, a Delaware Corporation, entered into an agreement for and on behalf of themselves and/or their assigns and the beneficiaries of the trust above mentioned, their heirs at law, next of kin, executors, administrators and/or assigns, as parties of the first part, with the REPUBLIC NATIONAL BANK of DALLAS, as party of the second part, known as Tidelands Royalty Agency "B," by the terms of which the Republic National Bank of Dallas was designated Fiscal Agent for a period of five years from and after April 30, 1951, to receive and distribute any proceeds of production payments and overriding royalties which may accrue to Seller under the terms of the above mentioned Purchase Agreement dated April 30, 1951.

    The rights, benefits and interests of the Seller in the Purchase Agreement referred to above are characterized as "units" in Ex-


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hibit D of the Purchase Agreement and in the aforementioned Agency Agreement, the aggregate of such rights, benefits and interests being represented by 1,386,525 units. The present owners of such rights, benefits and interests are herein referred to as "Unit Holders."

    Under the terms of the Purchase Agreement referred to above, the parties named as Purchaser therein are authorized to charge each Unit Holder with the reasonable cost and expense of making all conveyances of production payments and overriding royalties at the end of the aforesaid five-year Agency Agreement. In order to eliminate the duplication of cost which would result from separate conveyances, if any, by Purchaser to each Unit Holder after April 30, 1956, with each such conveyance being subject to the laws, rules, and regulations of the political body having jurisdiction of the area covered by said conveyance (which, by way of example, will include the laws of recordation, probate, and taxation), each of the undersigned Unit Holders is of the opinion that the best way for him to realize upon and liquidate his interest in the Purchase Agreement is for him, together with all other Unit Holders who so desire, to transfer all of his rights, benefits and interests in the Purchase Agreement to the Trustees named herein or the Corportion hereinafter mentioned, to be managed and liquidated in accordance with the terms of this Indenture.

    Each of the undersigned Unit Holders concurrently with the execution of this Indenture is making a conveyance transferring, assigning and conveying to the Trustees all interest of such undersigned Unit Holder in and to the Purchase Agreement and in and to any and all production payments and overriding royalty interests and any and all money, credit, and proceeds accruing thereto to which such Unit Holder may now or at any time hereafter become entitled under the Purchase Agreement insofar as it pertains to certain areas in the Gulf of Mexico off the coast of Texas.

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    Because counsel for the Unit Holders advise that the law of the State of
Louisiana provides that a trust may have a relatively short duration, and other considerations, there has been created a Delaware corporation, known as Tidelands Royalty "B" Corporation, to receive and hold title to Unit Holders' rights under the Purchase Agreement insofar as they pertain to areas off the coast of Louisiana. All of the capital stock of the Corporation has heretofore been conveyed by its incorporators to the Trustees herein named. The undersigned Unit Holders are conveying to the Corporation by conveyances made concurrently with this Indenture all of the interest of such undersigned Unit Holders in and to the Purchase Agreement and in and to any and all production payments and overriding royalty interests and any and all money, credit and proceeds accruing thereto which such Unit Holders may now or at any time hereafter become entitled under the Purchase Agreement insofar as it pertains to certain areas in the Gulf of Mexico off the coast of Louisiana. Each of the undersigned Unit Holders and Tidelands Royalty "B" Corporation are making an agreement concurrently herewith under which, among other things, the Corporation agrees to pay said Unit Holder ninety-five one hundredths (95/100ths) of all income that the Corporation may receive from and under such rights so conveyed to it by the Unit Holder. Each of the undersigned Unit Holders by assignment made concurrently herewith is transferring to the Trustees all of his rights under his said contract with the Corporation.

    Now, THEREFORE, in consideration of the premises, and to evidence the terms, conditions and trusts upon which the Trustees hold the rights and interests conveyed to them by the Unit Holders and the capital stock of the Corporation as aforesaid, it is agreed as follows:

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                                    ARTICLE I
                                   DEFINITIONS

    The terms defined in this Article I shall, for all purposes of this Indenture, have the respective meanings stated herein, unless the context otherwise connotes.

     1. "Indenture" shall mean this instrument.

     2. "Trust Estate" shall mean (a) all rights to any and all of the production payments and overriding royalty interests in oil, gas, and other minerals to which Seller may become entitled under the terms of the Purchase Agreement, insofar as and to the extent that Unit Holders have conveyed such rights to the Trustees together with all monies and other property in the hands of the Trustees representing the proceeds of oil, gas, or other minerals accruing to such production payments and overriding royalty interests, (b) all of the capital stock of Tidelands Royalty "B" Corporation and stockholders' rights thereunder, (c) all rights of Unit Holders under their contracts with Tidelands Royalty "B" Corporation, and (d) all monies and other property in the hands of the Trustees accruing to the Trustees by virtue of their ownership of the property comprising the Trust Estate.

     3. "Corporate Trustee" shall mean the Republic National Bank of Dallas, Texas, and its successors as from time to time constituted or appointed hereunder.

     4. "Individual Trustee" shall mean L. C. Paslay of Dallas, Texas, and his successors as from time to time constituted or appointed hereunder.

     5. "Trustees" shall mean the then acting Corporate Trustee and Individual Trustee, and "Trustee" shall mean either the Corporate or Individual Trustee.

     6. "Certificate" shall mean a certificate of beneficial interest for one or more shares issued under this Indenture as hereinafter provided.

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                                       7



     7. "Transfer Agent" shall mean the person, firm or corporation appointed, as herein provided, as Transfer Agent to countersign, transfer, register and deliver Certificates.

     8. "Holder" or "Certificate Holder" shall mean the registered owner of a Certificate as shown by the registration books maintained by the Transfer Agent at the time in question.

     9. "Distribution Date" shall mean the close of business on March 31 and September 30 of each year in which any funds become available for distribution by the Corporate Trustee as hereinafter provided.

     10. "Seller" shall mean the parties referred to as Seller in the Purchase Agreement of April 30, 1951, attached hereto as Appendix 1.

     11. "Purchaser" shall mean the party or parties referred to as Purchaser in the Purchase Agreement of April 30, 1951, attached hereto as Appendix 1.

     12. "Corporation" shall mean Tidelands Royalty "B" Corporation, a Delaware Corporation.

     13. Words denoting one gender include other genders; the singular includes the plural, and the plural includes the singular.

                                   ARTICLE II

                            PURPOSE OF THIS INDENTURE

     The purpose of this Indenture is to provide an efficient, orderly and practical means by which the Sellers under the Purchase Agreement may liquidate their interest in the Trust Estate. It is not the purpose of the parties hereto to create, and nothing in this Indenture shall be construed as creating, a partnership, joint venture or business association between or among Certificate Holders hereunder, present or future.


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                                   ARTICLE III

                   TITLE, POWERS AND FUNCTIONS OF THE TRUSTEES

    SECTION 1. The Trustees shall jointly take and hold full title, both legal and equitable, to all property at any time included in the Trust Estate, IN TRUST, HOWEVER, to be administered and disposed of by them in accordance with the terms of this Indenture for the benefit of the Certificate Holders hereunder in proportion to the respective interests of such Holders as represented by said outstanding Certificates.

    SECTION 2. The Corporate Trustee shall have the following specific powers and all other powers hereinbefore or hereinafter by this Indenture conferred upon the Corporate Trustee:

          (a) The Corporate Trustee shall receive and accept any and all conveyances of, and hold title jointly with the Individual Trustee, in its name and in the name of the Individual Trustee as Trustees to, any production payments and overriding royalties which Purchaser is obligated to convey to Seller under the terms and provisions of the Purchase Agreement.

          (b) The Corporate Trustee is authorized and empowered to collect and receive and give receipts and acquittances for all monies accruing at any time to the Trust Estate.

          (c). The Corporate Trustee is authorized and empowered to make, execute and deliver any and all division orders, transfer orders, sales contracts and other sales arrangements for oil, gas or other minerals which it may deem proper or which may be required by any purchaser of any oil, gas or other mineral accruing to any production payment or overriding royalty or contract right or interest therein which may at any time be a part of the Trust Estate.

          (d) The Corporate Trustee is authorized and empowered in its discretion, subject to the provisions of Section 4 of this Article III, to do any and all things necessary or appropriate to preserve, uphold and defend the Trust Estate and the rights, powers, acts and omissions of the parties hereto as fully as individuals might do, including without limitation the power to institute, contest,


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                                       9


     arbitrate, compromise, waive, release or abandon any action, proceeding, claim, demand or right.

          (e) The Corporate Trustee shall have the power to execute and deliver, or cause to be executed and delivered, powers of attorney, contracts, pooling and unitization agreements, options or other instruments which it may deem necessary or proper in the execution of its powers hereunder.

          (f) The Corporate Trustee is authorized to pay out of available funds of the Trust Estate such taxes assessed against the Trust Estate or against either of the Trustees hereunder, the charges herein authorized to be made by the Trustees, and such other costs, expenses, debts, claims, liabilities and obligations incurred in connection with the Trust Estate or with which the Trust Estate or either Trustee may be charged, as it may deem necessary and proper and upon evidence by it deemed sufficient.

          (g) The Corporate Trustee shall hold any monies that may form a part of the Trust Estate subject to the provisions of this Indenture.

          (h) The Corporate Trustee is empowered, authorized and directed to distribute to the Certificate Holders monies constituting a part of the Trust Estate in the manner and to the extent hereinafter provided in this Indenture.

          (i) The Corporate Trustee shall have the authority to attend all meetings of stockholders of the Corporation and at such meetings to vote, in person or by proxy, all of the capital stock of said Corporation for all purposes including the election of directors.

          (j) The Corporate Trustee, when so directed by the Holders of a majority in interest of the then outstanding shares of beneficial interests in this Trust at a meeting thereof, shall vote the shares of stock in the Corporation in favor of the dissolution of the Corporation and shall cause its properties to be conveyed to the Trustees directly as a part of the Trust Estate free and clear of the contract referred to in the Preamble of this Indenture.

          (k) The Corporate Trustee upon termination of this trust is authorized and directed, jointly with the Individual Trustee, to distribute among the Certificate Holders all of the remaining assets and property of the Trust Estate in the manner hereinafter provided in this Indenture.

          (1) The Corporate Trustee shall have such further and additional powers and is authorized to do and perform such additional


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    acts of any kind and character which it may deem necessary or expedient for the proper exercise of any of the powers conferred upon it by this Indenture.

    SECTION 3. The Individual Trustee shall have the following specific powers and all other powers hereinbefore or hereinafter by this Indenture conferred upon the Individual Trustee:

          (a) The Individual Trustee shall receive and accept any and all conveyances of, and hold title jointly with the Corporate Trustee, in his name and in the name of Corporate Trustee as Trustees to, any production payments and overriding royalties which Purchaser is obligated to convey to Seller under the terms and provisions of the Purchase Agreement.

          (b) The Individual Trustee is empowered and directed to prepare, execute, issue and deliver, as the issuer thereof, Certificates of beneficial interest in this Trust as hereinafter provided.

          (c) The Individual Trustee is empowered and directed to appoint the Transfer Agent, who shall be acceptable to the Corporate Trustee.

          (d) The Individual Trustee, with the written consent and approval of the Corporate Trustee, is authorized to borrow money for the Trust from banks, Certificate Holders and any other persons (the proceeds of which shall be turned over to the Corporate Trustee) as shall be deemed necessary to pay any taxes assessed against the Trust Estate or either Trustee hereunder, and any other charges, costs, expenses, debts, liabilities and obligations in connection with the Trust Estate or with which the Trust Estate or either Trustee may be charged or which may be necessary to protect, conserve, or defend the Trust Estate, including the property of the Corporation; and in connection with such borrowing, to pledge or mortgage all or so much of the Trust Estate as may be necessary to secure the same, executing and delivering any and all evidences of indebtedness and instruments of pledge or mortgage necessary to obtain and secure the borrowing.

          (e) The Individual Trustee is solely empowered, authorized, and directed to exercise on behalf of the Trust the right reserved by Sellers in Article VI of the Purchase Agreement to examine Exhibit C to the Purchase Agreement and other data and records of the Purchaser, to ascertain whether the Purchaser is



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     fulfilling and complying with the terms of the Purchase Agreement.

          (f) The Individual Trustee shall have such further and additional powers and is authorized to do and perform such additional acts of any kind and character which he may deem necessary or expedient for the proper exercise of any of the powers conferred upon him by this Indenture.

     SECTION 4. It shall be the responsibility and duty solely of the Individual Trustee to determine whether Purchaser is fulfilling its obligations under and complying with the provisions of the Purchase Agreement, including the obligation to convey from time to time certain production payments and overriding royalty interests required to be conveyed by the Purchaser or its assigns to the Sellers or their assigns under the Purchase Agreement, and the obligation to pay and deliver from time to time all monies accruing to such interests; and in this connection the Individual Trustee is authorized and empowered to institute, contest, arbitrate, compromise, waive, release, or abandon any action, proceeding, claim, demand or right necessary or appropriate for the enforcement of the rights of Sellers under or arising from the Purchase Agreement.

     SECTION 5. The Trustees are authorized to employ and use the services of employees, agents, counsel, independent contractors, geologists, engineers, appraisers, auditors, accountants, experts, and other representatives, and, except as to the power vested in the Individual Trustee in Section 3, paragraph
(e) of this Article, to delegate such of its or his powers and authority upon any of such parties, as it or he may deem advisable or expedient.

     SECTION 6. With respect to the powers herein granted to or conferred upon a particular Trustee, the other Trustee shall, without responsibility therefor, do and perform all those acts and duties deemed by the Trustee to whom the power has been granted to be necessary or appropriate to the full and complete execution and performance of the granted power.


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                                       lb

     SECTION 7. In the event any of the powers enumerated in this Indenture should be held invalid by a final judgment of a court with jurisdiction in the premises, the invalidity of any such power shall not affect any other power of the Corporate or Individual Trustee here under.

     SECTION 8. The Trustees, in the performance of their duties hereunder, shall not have the power or authority

          (a) To engage in their capacities as Trustees hereunder in any trade or business.

          (b) To invest or reinvest any monies forming a part of the Trust Estate, or to use any of such monies for any purpose other than a purpose authorized herein.

          (c) To acquire in their capacities as Trustees hereunder any oil, gas or other mineral interests other than those to which the Seller may be entitled under the Purchase Agreement or upon dissolution of Tidelands Royalty "B" Corporation as herein provided, or to acquire any other property whatsoever except such stationery, office supplies and equipment as the Trustees may need to keep the records of and administer this Trust.

          (d) To sell or dispose of any of the production payments or overriding royalty interests to which the Seller may be entitled under the Purchase Agreement, except as hereinafter provided upon termination of this Trust and as may be necessary to pledge or mortgage such payments or interests for the limited purposes set forth in Section 3, paragraph (d) of this
     Article III.

     SECTION 9. The Trustees, as assignees of the rights of the Unit Holders under the above mentioned contracts between the Unit Holders and Tidelands Royalty "B" Corporation, shall carry out and perform the obligations of the Unit Holders thereunder. As the voting stockholder of all of the stock of that Corporation, the Corporate Trustee shall not allow that Corporation to own any property other than the rights conveyed to it concurrently herewith by the Unit Holders and any properties which may hereafter be conveyed to it directly or indirectly under the Purchase Agreement, and the Corpo-


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rate Trustee shall not allow that Corporation to engage in any trade or business except the ownership and management of said rights and properties.

     SECTION 10. No party paying money to the Trustees shall be bound to see to the application of any money paid to the Trustees.

     SECTION 11. Each Trustee, either individually or in any representative or fiduciary capacity except as Trustee hereunder, may acquire, own, and dispose of Certificates to the same extent as if it or he were not a Trustee hereunder.

                                   ARTICLE IV
                       CERTIFICATES OF BENEFICIAL INTEREST

     SECTION 1. Each of the undersigned Unit Holders covenants that the conveyances to the Trustees and the Corporation made by such Unit Holder concurrently herewith are effective to convey all of the interest of such Unit Holder in the rights of the Seller under the Purchase Agreement, and that the number of units described in such conveyances is the exact number of units owned by such Unit Holder and may be relied upon by the Individual Trustee in issuing Certificates of beneficial interest to such Unit Holder as hereinafter provided. It is understood that the names of all Unit Holders who execute this Indenture do not appear on the list of Unit Holders listed in Exhibit D attached to the Purchase Agreement for the reason that some of the original Unit Holders have transferred all or portions of their interests to others; and all such transfers by Unit Holders as are shown on the records of Republic National Bank of Dallas are hereby ratified and confirmed by the respective transferors as being valid and effective to transfer to the transferee thereof that proportionate part of the interest of the Seller under the Purchase Agreement and of the right to receive conveyances of interest in production payments and overriding royalty interests and moneys accruing thereto as


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provided in said Purchase Agreement that the number of units described in such transfer bears to the total number of units existing under the Purchase
Agreement.

     SECTION 2. The Individual Trustee, through the Transfer Agent, shall forthwith issue to each Unit Holder a Certificate, in the form set forth as Appendix 2 hereto, for the number of shares of beneficial interest in this Trust equal to the aggregate number of "units" which concurrently herewith said Unit Holder has conveyed to the Trustees. Upon the initial issue of Certificates hereunder, the Transfer Agent shall register and record the Certificates issued and the names and addresses of the Holders to whom issued. Thereafter the Transfer Agent shall maintain the official register of Certificate Holders which shall evidence the record ownership of outstanding Certificates.

     SECTION 3. Each Unit Holder who executes this Indenture, as a Certificate Holder, shall be entitled, from and after the effective date of this Trust or the date of the Trustees' execution of the Unit Holder's particular counterpart of this Indenture, whichever is later, to participate according to the number of his shares in the rights and benefits of the Certificate Holders under this Indenture, and he shall be entitled to all the benefits of all of the Trust Estate and the proceeds thereof in accordance with his respective interests in this Trust, in the proportion that the number of shares owned by such CERTIFICATE HOLDER bears to the total number of shares outstanding under this INDENTURE. Each Holder or transferee of any such Certificate by assignment or otherwise takes and holds the same subject to all the terms and provisions of this Indenture. By an assignment or transfer of any such Certificate, the transferor thereby shall part with all his rights (to the extent of the transferred shares) in, to, and under such Certificate and in and to the Trust Estate as well as all rights under this Indenture as against all other Certificate Holders and the Trustees. Said Certificates


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                                       15


and the rights and benefits evidenced thereby are and shall be held and construed to be in all respects personal property, and shall in no wise pass to or vest in any owner or holder thereof or his heirs, devisees or assignees thereof as real estate; and said Certificates shall be bequeathed, assigned, disposed of and distributed as personal estate. No Certificate Holder, as such, shall have any title, either legal or equitable, in or to any interest in the production payments or overriding royalty interests or other assets at any time forming a part of the Trust Estate, or in any oil, gas or other mineral accruing thereto; but the sole interest of each Certificate Holder during the existence of this Trust, shall be the right to receive his proportionate part of the net proceeds in the form of money in the hands of the Corporate Trustee which under this Indenture such Certificate Holder is entitled to receive, and upon termination of this Trust to receive conveyances or assignments of his share of the property then constituting the Trust Estate, as herein provided. No Certificate Holder shall have the right to call for or demand or secure any partition during the continuance of the Trust hereby created.

     SECTION 4. All Certificates shall be issued and signed by the Individual Trustee and countersigned by the Transfer Agent. The signature of the Individual Trustee may be facsimile in form. In case the Individual Trustee whose signature may appear upon any of the Certificates shall cease to be the Individual Trustee before such Certificates so signed shall have been authenticated or delivered by the Transfer Agent, such Certificates, upon such authentication, delivery and issue, shall be valid and effective for all purposes as though the Individual Trustee who signed the same had continued to be the Individual Trustee. Certificates may be signed by or bear the signature of the Individual Trustee by such person who at the actual date of the signing of such Certificates shall be the Individual Trustee, although at the nominal date of such Certificates such person shall not be the Individual Trustee.


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                                       16


     SECTION 5. Certificates shall be transferable only on the records of the Transfer Agent upon the surrender of such Certificates duly endorsed with signature guaranteed by a bank or trust company satisfactory to such Transfer Agent and payment of any transfer charges of the Transfer Agent, and the date such transfer is actually entered by the Transfer Agent on its official records shall be the effective date of transfer, regardless of any prior date of execution. The Corporate Trustee may treat the owner of any Certificate as shown by the Transfer Agent's records as the owner thereof and shall not be charged with notice of any claim or demand to such Certificate or the interest represented thereby by any other party. Any such transfer of a Certificate shall transfer to the transferee as of the effective date of transfer all right, title and interest of the transferor in and to the Trust Estate and all parts thereof and all funds therein, either received or receivable, to which transferor might be entitled under the transferred Certificate. A transfer of a Certificate bearing an execution date which is on or prior to, but which is transferred by the Transfer Agent after a Distribution Date as herein defined, shall not be effective, as to the Transfer Agent or Trustees, to transfer to the transferee the right of the transferor to any sum payable to him as the Certificate Holder of record at the close of business on such Distribution Date, and the Corporate Trustee may pay any such sum to the TRANSFEROR without liability to the transferee, whose rights, if any, to recover said sum shall be solely against the transferor. As to matters affecting the title, ownership, warranty or transferability of Certificates, the Uniform Stock Transfer Act as adopted and then in force in the state of Texas shall govern, except as otherwise herein specifically provided. The death of the Certificate Holder shall not entitle the legal representatives, heirs or assigns of such deceased Certificate Holder to any accounting or valuation for any purpose, but such representatives shall succeed to all rights of the deceased Certificate Holder under this Indenture upon proper proof of title, satisfactory to the


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                                       17


Transfer Agent. The Individual Trustee and Transfer Agent shall never be required to issue a Certificate covering any fractional share.

     For the transfer or reissuance of shares the Transfer Agent may charge the transferee the fee established, as hereinafter provided, for each Certificate to be issued to the transferee as a result of the transfer and a like charge to the transferor for each Certificate to be reissued to the transferor. The Transfer Agent shall be entitled to withhold transfer and delivery of Certificates, and the Corporate Trustee shall be entitled to withhold distributions to any such Certificate Holder, until such fees, as well as any stamp taxes then required with respect to the issuance or transfer of such Certificates, have been paid.

     SECTION 6. If any Certificate should become lost, destroyed, or mutilated, the Transfer Agent, in the discretion of, and upon proof satisfactory to the Transfer Agent, together with a surety bond sufficient in the opinion of the Transfer Agent, to indemnify the Trustees and the Transfer Agent against all loss or expenses in the premises, and surrender of any mutilated Certificate, may issue a new Certificate to the Holder of such lost, destroyed or mutilated Certificate as shown by the records of the Transfer Agent, upon payment of a reasonable charge of the Transfer Agent, and any reasonable expense incurred by it or the Trustees in connection therewith.

     SECTION 7. In the event of any disagreement between the transferees, assignees, heirs, legal representatives, legatees, or other claimants succeeding to or claiming all or any part of the interest of any Certificate Holder, resulting in adverse claims or demands being made in connection with such interest, the Trustees and Transfer Agent shall be entitled at the option of any of them to refuse to comply with any such claims or demands, so long as such disagreements shall continue. In so refusing, the Trustees and Transfer Agent may elect to make no delivery or other disposition of the interest represented by the Certificate involved, or any part thereof, or of any sum or sums of money


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                                       18


accrued or accruing thereunder, and, in so doing, the Trustees and Transfer Agent shall not be or become liable to any of said parties or anyone whomsoever for their failure or refusal to comply with such conflicting or adverse claims or demands, and they shall be entitled to continue so to refrain and refuse so to act, until

     (a) The rights of the adverse claimants have been adjudicated by a final judgment of a court assuming and having jurisdiction of the parties and the interest and money involved, and a certified copy of such final judgment has been furnished to the Trustees and Transfer Agent; or

     (b) All differences have been adjusted by valid agreement between said parties, and the Trustees and Transfer Agent shall have been notified thereof in writing signed by all of the interested parties.

     Upon distribution of any monies so withheld by reason of conflicting or adverse claims or demands the Trustees may deduct therefrom the amount of all expenses, including taxes, they or either of them shall have incurred as a result of withholding such distribution pending adjudication or settlement of such conflicting or adverse claims or demands.

     SECTION 8. The Transfer Agent, acceptable to the Corporate Trustee, shall be designated and appointed by the Individual Trustee. The terms and conditions under which the Transfer Agent shall serve in such capacity, together with the compensation, transfer fees, and other charges of the Transfer Agent shall be established from time to time by agreement, consistent with the terms of this Indenture, between the Transfer Agent and the Individual Trustee, with the approval of the Corporate Trustee. The Transfer Agent may be discharged by the Individual Trustee with the approval of the Corporate Trustee. In the event of the resignation, discharge, failure, refusal or inability to serve of the Transfer Agent, a successor Transfer Agent shall be designated and appointed in like manner.


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                                       19


                                   ARTICLE V

                             LIABILITY OF TRUSTEES

     SECTION 1. The Trustees, both Corporate and Individual, shall not be liable to any Unit Holder, Certificate Holder or to any other person whomsoever for any loss, damage, claim, demand or liability arising out of or in any way connected with this Trust or resulting from any act or omission of the Trustees in connection herewith, or for any error of judgment made in good faith; nor shall the Trustees be liable for the acts or omissions of any agent, employee or representative elected or appointed by or acting for said Trustee, including officers, directors, agents and employees of Tidelands Royalty "B" Corporation. In no event shall either Trustee be liable to anyone except for its or his own wilful misconduct or failure to account properly for funds and property actually received.

     SECTION 2. No officer or director of Tidelands Royalty "B" Corporation, who is or was at the time in question also an officer or employee of the Corporate Trustee, shall be liable to any Unit Holder, Certificate Holder, Stockholder or Individual Trustee, nor to any other person whomsoever for any loss, damage, claim, demand or liability arising out of or any way connected with the management and administration of the affairs of the Corporation, or for any act or omission of such officers and directors in connection therewith, nor for any error of judgment made in good faith; nor shall such officers and directors be liable for the acts or omissions of any agent, employee or representative of the Corporation. In no event shall any such officer or director be liable to anyone except for his own wilful misconduct or failure to account properly for funds and property actually received.

     SECTION 3. All debts, obligations, claims, demands, liabilities and causes of action of every character asserted by any person whomso-ever with respect to the Trust Estate or any act or omission of the Trustees shall, if established, be satisfied out of the Trust Estate and under no circumstances shall be the personal obligation of the Trustees. If any liability should be asserted against the Trustees, or either of them, or against any Certificate Holder as a transferor of property conveyed to the Trustees or the Corporation, the Corporate Trustee may use such part of the Trust Estate as may be necessary in contesting any such liability and in payment thereof. The Corporate Trustee may take such action and incur such expenses as it may in its uncontrolled discretion deem advisable in connection with any such claim and likewise may effectuate a compromise thereof.

     SECTION 4. In no event shall either of the Trustees be obligated to take any action as a Trustee hereunder which in its or his opinion might subject the Trustee to any expense or liability whatsoever unless, in the opinion of such Trustee, sufficient funds or property, available for reimbursement and indemnification of such Trustee, are present in the Trust Estate to reimburse or indemnify such Trustee; but neither the presence in the Trust Estate of such funds or property, nor the furnishing of same, shall obligate the Trustees or either of them to take any action which it or he may deem improper under this Indenture. No bond shall ever be required of the Trustees or either of them.

     SECTION 5. Each Trustee may, but shall not be required to, consult with counsel (who may be its or his own counsel), accountants, geologists, engineers and other parties deemed by such Trustee to be qualified as experts on the matters submitted to them, and the opinion of any such parties on any matter submitted to them by such Trustee shall be full and complete authorization and protection to the Trustees, and neither Trustee shall be liable to any person for any act taken, suffered or refused by it or him hereunder in good faith and in accordance with the opinion of any such party.

                                   ARTICLE VI

                        METHOD OF SUCCESSION OF TRUSTEES

     SECTION 1. The Corporate Trustee may resign at any time by written notice to each of the then Certificate Holders, given by mail addressed to each such Holder at his last known. post office address as shown by the records of the Transfer Agent at the time such notice is given. Such notice shall be duly acknowledged in the forms required under the laws of Texas and Louisiana and any Federal law or regulation for the acknowledgment of deeds, and shall specify a date when such resignation shall take effect, which shall be a business day not less than sixty (60) days from the date such notice is mailed. In such notice the Corporate Trustee shall in the manner prescribed in Section 6 of this
Article VI, call a meeting of the Certificate Holders for the purpose of selecting a successor Corporate Trustee. The resignation of the Corporate Trustee shall be effective on such specified date regardless of whether or not a successor Corporate Trustee has then been appointed.

     SECTION 2. The Individual Trustee may resign at any time by written notice to each of the then Certificate Holders, given by mail addressed to such Holder at his last known post office address as shown by the records of the Transfer Agent at the time such notice is given. Such notice shall be duly acknowledged in the forms required under the laws of Texas and Louisiana and any Federal law or regulation for the acknowledgment of deeds, and shall specify a date when such resignation shall take effect, which shall be a business day not less than sixty (60) days from the date such notice is mailed. In such notice the Individual Trustee shall state the name of the person to become the successor Individual Trustee as hereinafter provided in Section 5 of this Article VI. In the event the successor Individual Trustee as provided in Section 5 of this
Article VI is dead or has indicated his refusal or inability to serve, the retiring Individual Trustee shall, in the manner prescribed in Section 6 of this Article VI, call a meeting of the Certificate Holders for the purpose of selecting a successor Individual Trustee. The resignation of the Individual Trustee shall be effective on such specified date regardless of whether or not a successor Individual Trustee has then been appointed.

     SECTION 3. At any meeting of the Certificate Holders called for the purpose, either Trustee may be removed by the affirmative vote of Certificate Holders owning a majority in interest of the then outstanding shares. A Trustee so removed shall forthwith be paid any and all compensation, fees, expenses, and other sums of money to which it or he may then be entitled.

     SECTION 4. In the event of a vacancy in the position of either Trustee or in the event a Trustee in its or his resignation has designated a date in the future at which such resignation shall become effective, the Certificate Holders owning a majority in interest of the shares then outstanding may, at a meeting of the Certificate Holders, appoint a successor Trustee, subject to the special provisions for successor Individual Trustee in Section 5 of this Article VI. Any successor Corporate Trustee shall be a bank or trust company having its principal office in the State of Texas or elsewhere and having an unimpaired capital and surplus of not less than Three Million Dollars ($3,000,000.00). Any successor Individual Trustee shall be a person satisfactory to the Purchaser for the purpose of examining Exhibit C to the Purchase Agreement. In the event a vacancy in the position of either Trustee continues for sixty (60) days, a successor Trustee may be appointed by the Senior Judge of the United States District Court for the Northern District of Texas, Dallas Division (if he fails or refuses to act; then by the Senior Judge of the District Courts of Dallas County, Texas), upon the application of the other Trustee, the resigned Trustee, or any Certificate Holder; and in the event any such application is filed, such court may appoint, at any time thereafter, a temporary

Trustee having the qualifications specified in this Section, and such temporary Trustee shall, pending the final appointment of a successor Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, consistent with the provisions of this Indenture.

     Immediately upon the appointment of any successor Trustee, all rights, titles, duties, power and authority of the retiring Trustee hereunder shall be imposed upon, vested in and undertaken by the new Trustee, and the new Trustee, upon delivering to the retiring Trustee adequate receipts, releases and acquittances, shall be entitled to receive from the retiring Trustee all of the Trust Estate held by it or him and all records and files in connection therewith.

     SECTION 5. In the event of the death, resignation, removal, refusal or inability to serve of L. C. Paslay, the Individual Trustee named in this Indenture, J. H. Pernell shall become and be successor Individual Trustee. In the event of the death, resignation, removal, refusal or inability to serve of
J. H. Pernell as Individual Trustee, Charles G. McBurney shall become and be successor Individual Trustee.

     SECTION 6. In cases where action may be taken by a meeting of the Certificate Holders, as provided in this Indenture, such meeting may be called by either Trustee or by Certificate Holders owning not less than ten per cent (10%) in interest of the then outstanding shares. Such meeting shall be held at such time and place in the State of Texas as may be designated in the notice which shall state the business to be transacted at said meeting, and no other business than that stated in the notice shall be transacted at said meeting. Such meeting shall not be held until the expiration of twenty days from the deposit of a copy of said notice in the United States mail properly addressed and postage prepaid, to each Certificate Holder at his last known post office address as shown by the records of the Transfer Agent. At any such meeting each Certificate

Holder may be present and vote either in person or by proxy. A written statement executed and duly acknowledged, in the form required by the laws of Texas and Louisiana and any Federal law or regulation for acknowledgment of deeds, by an authorized officer of the Corporate Trustee (or if it has resigned, by the Individual Trustee) setting forth the facts concerning the calling of any such meeting, the giving of the notice thereof and of the action taken at said meeting, including the total number of shares represented by all outstanding Certificates, the number of shares present at such meeting, and the number of shares taking such action, and filed in the records of any county or agency having jurisdiction over any part of the Trust Estate, shall be conclusive as to all facts recited in said statement, and all parties dealing with the Trust Estate or any part thereof shall be protected in acting in reliance upon any such statement. In the event both Trustees have resigned and no successor Trustee has been appointed at the time of such meeting, the statement of action taken at the meeting of Certificate Holders shall be made by an authorized officer of the resigned Corporate Trustee and shall have the same force and effect as if such resigned Corporate Trustee were still serving in the capacity of Corporate Trustee hereunder.

     Whenever the vote of Certificate Holders at a meeting thereof is required or permitted by any provision of this Indenture to be taken in connection with any action hereunder, the meeting and vote of Certificate Holders may be dispensed with, if at least the same number or percentage of Certificate Holders who would have been entitled to take or authorize such action upon a vote thereon if such meeting were held, shall consent in writing to such action being taken.

     Nothing in this Section 6 or any other provision of this INDENTURE shall be deemed to give Certificate Holders, individually or collectively, any power or right of control over the Trust Estate or the Trustees and their respective rights, duties, powers and activities hereunder, except as may result from the removal of either Trustee, the appointment of successor Trustee, the extension or termination of this Trust, or the amendment of this Indenture, and as may result from authorization to the Corporate Trustee to dissolve Tidelands Royalty "B" Corporation, or to the Trustees to organize and create one or more corporations to hold and administer property comprising the Trust Estate.

                                   ARTICLE VII

                    ACCOUNTING FOR PROCEEDS OF TRUST ESTATE

     SECTION 1. The Corporate Trustee may and shall use so much of all money received by it as may be necessary to pay all liabilities and obligations incurred by either of the Trustees in connection with this Trust, including but without limiting the generality of the foregoing, all expenses (including all expenses of establishing this Trust and the Corporation), taxes, liabilities incurred of all kinds, compensation to the Corporate Trustee for its services hereunder, and compensation to such parties as may be employed or used by the Trustees under Article III, Section 5 hereof.

     SECTION 2. During the months of April and October of each year the Corporate Trustee shall make distributions to the Certificate Holders pro rata of the cash in the Trust Estate available for distribution as of the close of business on March 31 and September 30 preceding, as the case may be, such payment to be made to the Certificate Holders of record on the records of the Transfer Agent at the close of business on such preceding distribution date. As soon as practicable following March 31 and September 30 of each year, the Transfer Agent shall deliver to the Corporate Trustee a report containing the names and addresses of the Certificate Holders of record at the close of business on such preceding distribution date, indicating opposite each name the number of shares owned of record by such Holder. The report of the Transfer Agent shall also state the number of shares the ownership of which is in disagreement or in doubt, and the number of shares upon which transfer fees or taxes are due but unpaid. In making distribution as herein provided, the Corporate Trustee may rely solely and finally upon such report of the Transfer Agent. The Corporate Trustee shall distribute all cash on hand in the Trust Estate as of such distribution date, less such amount of money as the Corporate Trustee may, in its uncontrolled discretion, determine should be reserved for the payment of accrued liabilities and of expenses and liabilities not then accrued and for liabilities and expenses and other cash requirements of the Trust Estate expected to arise during the succeeding six months for which a cash reserve should in the uncontrolled discretion of the Corporate Trustee be established, and less such amounts of money as the Corporate Trustee is authorized to withhold under Sections 5, 6 and 7 of Article IV of this Indenture. The said payments shall be made by the Corporate Trustee's mailing to the Certificate Holders checks drawn on the bank in which Trust funds are deposited for the amounts to be paid to each Certificate Holder, and with each such check the Corporate Trustee shall send to each Certificate Holder a statement showing in summary form the receipts and disbursements of the Corporate Trustee during the period since the last distribution date.

     As soon as practicable after the close of each calendar year, the Corporate Trustee shall mail to each party to whom it shall have made any disbursements or payments during the preceding calendar year a statement of the amount of taxable income, as reflected by the Corporate Trustee's fiduciary income tax return, that such party has received during the preceding calendar year on account of all payments made to him by the Corporate Trustee during such year.

    SECTION 3. On the effective date of this Trust, certain Unit Holders signatory to this Indenture (perhaps including the Individual Trustee), will advance to the Trust, by depositing with the Corporate Trustee, the sum of Three Thousand Five Hundred Dollars ($3,500.00), to cover estimated compensation and expenses of the Trustees prior to such time as proceeds of the Trust Estate are received by the Corporate Trustee. If such sum advanced is insufficient, it may from time to time be supplemented by the same or other Unit Holders or Certificate Holders. Such advances shall be treated as liabilities of the Trust. As soon as the Corporate Trustee receives monies from proceeds of the Trust Estate sufficient to do so, taking into account then current expenses and other liabilities of the Trustees, the Corporate Trustee shall reimburse such contributing Unit Holders or Certificate Holders the amount each has so advanced, before any distribution of net proceeds is made to Certificate Holders under Section 2 of this Article VII.

                                  ARTICLE VIII

         INDEMNIFICATION, REIMBURSEMENT AND COMPENSATION OF THE TRUSTEES

     SECTION 1. Each Trustee shall be indemnified by, and receive reimbursement from the Trust Estate against and from any and all liability, claims, damages or loss incurred by it or him in the administration of the Trust Estate or any part thereof, or in the doing of any act of omission or commission done or performed by it or him as Trustee hereunder; and the Corporate Trustee and Individual Trustee shall have respectively a first and second lien upon the Trust Estate to secure them for such indemnification and reimbursement, as well as for the compensation to be paid to the Corporate Trustee hereunder.

     SECTION 2. Both the Corporate Trustee and the Individual Trustee as well as the Transfer Agent shall be protected, and shall not be liable to any one whomsoever, in acting upon any notice, credential, certifi-cate, assignment, transfer, or other document or instrument believed by them, or any of them acting on same, to be genuine and to be signed by the proper party or parties.

     SECTION 3. The Corporate Trustee shall receive the following compensation for its services as Corporate Trustee hereunder:

Acceptance fee ......................................................................   $   1,000.00

Receiving, recording, and entering on Trust records all assignments or
    conveyances from the Purchaser-per instrument ...................................           5.00

Receiving, verifying, executing, and entering on Trust records all division orders, transfer orders, contracts, unitization agreements, and similar
    instruments-per instrument ......................................................           5.00

Receiving, checking, and entering on Trust records all remittances of all
    production and royalty payments from Purchaser-per remittance ...................           1.00

Preparing, recording, and mailing distribution checks to Certificate Holders-per
    check ...........................................................................            .50


     In addition to the foregoing fees for specific services, the Corporate Trustee shall receive reasonable and customary fees and compensation for other services in connection with this Trust including, without limiting the generality of the foregoing, the following:

     Preparation and filing fiduciary income tax returns and sending to Certificate Holders statements of taxable income.

     Determination and payment of taxes, costs, expenses, claims, liabilities, and obligations incurred in connection with the administration of the Trust Estate and the activities of the Trustees hereunder.

     Attendance at meetings of Certificate Holders and preparation of statements of action taken thereat.

     Attendance at stockholders' meetings of Tidelands Royalty "B" Corporation and voting capital stock thereat.

     Services involved in termination, liquidation or conversion to a corporation, of this Trust, or any part thereof, and termination of Tidelands Royalty "B" Corporation.

     The minimum annual compensation of the Corporate Trustee, against which all charges and fees (other than the acceptance fee) shall be credited, shall be Five Hundred Dollars ($500.00). Upon request of the Corporate Trustee, the compensation and fees provided in this Section 3 may be changed from time to time by the affirmative vote of Certificate Holders owning a majority in interest of the then outstanding shares taken at a meeting of Certificate Holders in accordance with the provisions of ARTICLE VI, SECTION 6.

     SECTION 4. The Corporate Trustee shall pay out of the Trust Estate the reasonable expenses incurred by the Individual Trustee in the performance of his duties hereunder.

     SECTION 5. In the event of litigation involving the Trust Estate, audits, or inspection of the records of the Trust Estate, pertaining to transactions affecting the Trust Estate, or any other unusual or extraordinary services rendered in connection with the administration of the Trust Estate, the Trustees shall be entitled to receive, in addition to the regular compensation above provided, reasonable compensation for such unusual services rendered, together with reimbursement for their actual expenditures in connection therewith.

     SECTION 6. If either Trustee performs special services at the request and for the benefit of an individual Certificate Holder, such Trustee shall be entitled to receive from such Certificate Holder reasonable compensation therefor; provided, however, that this sentence shall not obligate either Trustee to perform any such special service.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 1. Each Certificate Holder of record and his duly authorized agents, attorneys and auditors shall have the right at reasonable intervals and during reasonable business hours, to examine, inspect and make audits in respect to the Trust Estate and the records of the Trustees, the Transfer Agent and the Corporation in reference thereto; provided, however, that the Trustees and the Corporation and their directors, officers and employees shall not be required or obligated to divulge the name of any oil company or other party which is or may become a Purchaser under the Purchase Agreement or which at any time may make any payments or conveyances to the Trustees or the Corporation.

     SECTION 2. Neither a change of name of the Corporate Trustee nor any merger, consolidation or conversion into or with a state or national bank, shall affect the Corporate Trustee's position as Corporate Trustee hereunder; and the Corporate Trustee, under whatever name it may be known, and any corporation into or with which it may be converted, merged or consolidated, shall exercise and possess the rights, powers, privileges and immunities, and perform the duties and obligations of, the Corporate Trustee hereunder.

     SECTION 3. Neither this Indenture nor any executed copy hereof need be filed in any county, agency, registry or jurisdiction in which any of the Trust Estate is located, but the same may be filed for record in any such county, agency, registry or jurisdiction by either Trustee if it or he so elects. In order to avoid the necessity of filing this Indenture for record, the Trustees agree that for the purpose of vesting the record title in any successor Trustee, the retiring Trustee will, upon appointment of any successor Trustee, execute and deliver to such successor Trustee appropriate assignments or conveyances of the Trust Estate, preserving and continuing the terms and provisions of the original conveyances into this Trust, made concurrently herewith, referred to in the Preamble of this Indenture, but without any warranty of title.

     SECTION 4. If in their judgment such action is necessary to the preservation or enhancement of the Trust Estate, the Trustees are authorized and empowered on behalf of Unit Holders and Certificate Holders to amend the Purchase Agreement of April 30, 1951, under the circumstances and in the manner hereinafter provided

     In the event the Purchase Agreement or any lease obtained by the Purchaser which is subject to the Purchase Agreement should become subject to any state or federal law or regulation which either

     (1) Limits the aggregate percentage of all royalties, overriding royalties, or payments out of production, or

     (2) Provides that if the aggregate percentage of royalties, overriding royalties, or payments out of production shall exceed a certain percentage the same shall be deemed a violation of the lease unless the agreement creating the overriding royalties or payments out of production expressly provides that such overriding royalties or payments out of production shall be limited or suspended when oil, gas or mineral production falls below a certain amount, then, and only in such event, the Purchase Agreement may be modified and amended to the extent necessary to conform to, and be valid under, such law or regulation.


          In the event the Purchase Agreement of April 30, 1951, should be deemed to be subject to the rule of law known as the "Rule Against Perpetuities," then, and only in such event, the Purchase Agreement may be modified and amended to the extent necessary to conform to, and be valid under, such rule of law for the longest possible period of time.

     SECTION 5. Insofar as may be provided, it is hereby provided that this Trust shall not be subject to the provisions of the Texas Trust Act as it may now or hereafter be written. In all other respects, this Indenture shall be deemed to be a contract made under, and shall be construed in accordance with, the law of the State of Texas.

                                    ARTICLE X

                        DURATION AND TERMINATION OF TRUST

     SECTION 1. The Trust hereby created shall become effective June 1, 1954, provided all of the events enumerated in Section 5 of this Article X have then occurred, and shall continue until April 30, 2021, provided that:

          (a) The Holders of a majority in interest of the shares then outstanding may, by resolution adopted at a meeting of the Certificate Holders or by written consent, extend the term of this Trust for an additional period of not more than twenty (20) years each from the date said resolution is adopted or the date fixed in such written consent.

          (b) The Holders of a majority in interest of the shares then outstanding may, by a resolution adopted at a meeting of Certificate Holders or by written consent, authorize and direct the Trustees to organize and create one or more corporations (other than Tidelands Royalty "B" Corporation) to receive and hold title to the assets and property then comprising the Trust Estate, or any portion thereof, as the Certificate Holders shall authorize, and to administer the same in the place of the Trustees; provided, however, that there shall be no such action if any Certificate Holder shall in writing object to such action at a meeting of Certificate Holders, or if the Corporate Trustee shall receive written objection to such action from any Certificate Holder within twenty (20) days from the mailing to Certificate Holders of either notice of such meeting or request for such written consent, in the manner provided for notice of meetings in ARTICLE VI, SECTION 6. In the event such a corporation is organized:

               1. Such corporation shall be organized under the laws of and in such jurisdiction and with such powers as such Certificate Holders shall in such resolution or written consent authorize and approve.

               2. Each then outstanding Certificate Holder shall own an interest in such corporation in the same proportion as his share of beneficial interest under this Trust bears to all then outstanding shares of beneficial interest under this Trust. The shares of such corporation shall be distributed at the time and in the manner prescribed in such resolution or written consent.

    3. The Trustees shall transfer and convey to such corporation such assets and property then comprising the Trust Estate as such Certificate Holders shall authorize and direct in said resolution or written consent; and such corporation shall assume such outstanding debts, obligations and liabilities of the Trustees and Trust Estate as such Certificate Holders shall authorize and direct in such resolution or written consent.

Upon completion of the organization of such corporation, and the issuance of its capital stock, and the transfer and conveyance to it of assets and properties of the Trust Estate, and the assumption by it of debts, obligations, and liabilities of the Trustees and the Trust Estate, all as above provided, this Trust shall no longer apply and the Trustees shall be under no further liability with respect to the property so conveyed to the corporation. If all of the assets and properties of the Trust Estate are conveyed to such corporation or corporations and all of the debts, obligations and liabilities of the Trustees and Trust Estate are assumed by such corporation or corporations, this Trust shall terminate and the Trustees shall be under no further liability whatever.

     (c) No amendment to this Indenture shall in any way change the nature of this Trust from that of a purely ministerial trust. Subject to this limitation, the Holders of eighty per cent (80%) in interest of the shares at any time outstanding may, by resolution adopted at a meeting of Certificate Holders or by written consent, amend this Indenture in such manner as shall be provided in such resolution or written consent; provided, however, that there shall be no change in the rights, duties or responsibilities of either Trustee without the consent of such Trustee; and provided, further, that there shall be no change in the purpose of this Trust or in the substantive rights of Certificate Holders if any Certificate Holder shall in writing object to the amendment at such meeting of Certificate Holders or if the Corporate Trustee shall receive written objection from any Certificate Holder within twenty (20) days from the mailing to Certificate Holders of either notice of such meeting or request for such written CONSENT, IN THE MANNER provided for notice of meetings in Article VI,
Section 6.

     (d) The Holders of eighty per cent (80%) in interest of the shares at any time outstanding may, by resolution adopted at a meeting of Certificate Holders or by written consent, terminate this Trust at such date as may be fixed in such resolution or written consent.

A certificate of the kind and character specified in Article VI, Section 6 of this Indenture, reciting the action authorized and approved by the Certificate Holders at such meeting or by written consent and filed for record in the records of any county, agency, registry or jurisdiction where any part of the Trust Estate may then be located shall be conclusive evidence of any such termination or extension of the term of this Trust or the conversion of this Trust, or any portion thereof, into a corporation. Upon termination of this Trust by lapse of time or action of the Certificate Holders, a majority in interest of the then outstanding Certificate Holders shall designate an Agent to receive from Purchaser all subsequent conveyances and payments and to distribute same among the persons entitled thereto.

    SECTION 2. Notwithstanding the duration and extension provisions of Section 1 of this Article X, or any other provision of this Indenture, this Trust shall in any event terminate not later than twenty-one (21) years from and after the death of the last survivor of all of the individual persons who as Unit Holders execute this Indenture and establish this Trust and who are living at the effective date of this Trust.

    In the event it should be finally determined by any court, tribunal, or other authority having jurisdiction to so determine, that the immediately foregoing paragraph of this Section 2 is invalid for any reason, including the reason that the number of individual persons who as Unit Holders execute this Indenture and establish this Trust and are living at the effective date of this Trust are either so numerous or so situated that evidence of their deaths is likely to be unreasonably difficult to obtain, then, in that event only, it is provided that notwithstanding the duration and extension provisions of Section 1 of this Article X or any other provision of this Indenture, including the pro-visions of the first paragraph of this Section 2, this Trust shall terminate not later than twenty-one (21) years from and after death of the last survivor of the following persons, all of whom were signers of the Purchase Agreement, to-wit:

        L. C. Paslay
        J. H. Pernell
        Charles G. McBurney
        W. L. Moody, III
        R. A. Irwin
        Wright Morrow
        Ethan Stroud

and the lineal descendants of each of said persons living at the effective date of this Trust.

    SECTION 3. For the purpose of liquidating and concluding the affairs of this Trust at its termination otherwise than by complete conversion to a corporation, the Trustees shall continue to act as such until their duties have been fully performed, subject to the right of resignation and removal. At such time, after paying, satisfying and discharging all of the debts, liabilities, and obligations of the Trust Estate, the Trustees shall make distribution of the Trust Estate according to the respective interests and rights of the then Certificate Holders, executing and delivering to the persons entitled thereto all instruments of assignment or conveyance without, however, any warranty of title, as are proper to transfer to each Certificate Holder legal title to his undivided share of the property then comprising the Trust Estate, in return for the surrender of his outstanding Certificates. After so doing, the Trustees, both Individual and Corporate, shall be under no further liability.

    SECTION 4. It is recognized by all parties that as of the date of this Indenture no oil, gas or mineral leases have been acquired by the Purchaser under the Purchase Agreement in the area outlined on Exhibit C attached thereto, and that therefore Unit Holders have not acquired any rights in any existing production payments or overriding royalty interests or in any money payments with respect thereto. The Trust Estate as of this date consists only of the capital stock of Tidelands Royalty "B" Corporation, the rights of Unit Holders under the contract of Unit Holders with that Corporation, and the contractual rights of Seller existing under the Purchase Agreement to receive conveyances of production payments and overriding royalty interests if and when any such leases are acquired by Purchaser as provided in the Purchase Agreement and to receive payments with respect to oil, gas or minerals accruing thereto if and when such substances are discovered, produced, saved and sold from any such leases which may be so obtained by Purchaser. No party to this Indenture makes any representation as to the value of such capital stock or contractual rights or that any production payments or overriding royalties will ever be acquired and become part of the Trust Estate.

     SECTION 5. This Indenture and the conveyances and assignments executed concurrently herewith shall not take effect until Unit Holders owning at least seventy per cent (70%) of all units under the Purchase Agreement have executed one or more counterparts of this Indenture and such counterparts have been executed by the Trustees and until the present owners of the rights of the Purchaser under the Purchase Agreement have in writing approved this Indenture and have agreed to make such payments and conveyances as the Purchaser is obligated to make under the Purchase Agreement to the Trustees or the Corporation, as the case may be, rather than to the Fiscal Agent or the Unit Holders as provided in the Purchase Agreement. Upon this Indenture's becoming effective, the Tidelands Royalty Agency "B", referred to in the Preamble of this Indenture, shall ipso facto terminate and thereafter shall no longer be in force and effect with respect to the interests under the Purchase Agreement of all Unit Holders who become parties to this Indenture.

                                   APPENDIX 1
                                       TO
                      TIDELANDS ROYALTY TRUST "B" INDENTURE


                      PURCHASE AGREEMENT OF APRIL 30, 1951


THE STATE OF TEXAS
COUNTY OF HARRIS

     THIS AGREEMENT AND SALE made by and between W. L. MOODY. III, MARINE INSTRUMENT COMPANY, MEXICAN GULF SULPHUR COMPANY, and R. A. IRWIN, Individually, and WRIGHT MORROW and ETHAN STROUD, TRUSTEES, hereinafter collectively called
Seller," and .................. (Name deleted).............. and
 ....................(Name deleted)................... hereinafter called
"Purchaser,"

     WITNESSETH :

     Seller has represented that Seller has acquired, within the last three years, and now owns the results of sixteen (16) geophysical reconnaissance surveys covering in the aggregate two million, seven hundred thousand (2,700,000) acres in the Gulf of Mexico, and has represented to Purchaser that these surveys have indicated numerous areas of interest that might produce oil, gas and other minerals. Seller has not disclosed to Purchaser the location of any areas of interest in said surveys and has represented to Purchaser that Seller has not disclosed the information obtained by these reconnaissance surveys to any third party. Seller has, likewise, indicated that it is not desirous of selling the information pertaining to any specific area of interest disclosed by these surveys unless all of said surveys covering the entire aggregate of two million, seven hundred thousand (2,700,000) acres be sold at the same time.

     Purchaser is desirous of obtaining the exclusive use of the information acquired and owned by Seller in these sixteen (16) surveys, including all records of geophysical information and data indicating geological areas of interest in the two million, seven hundred thousand (2,700,000) acres surveyed.

     Seller and Purchaser have agreed that Purchaser shall, for the consideration hereinafter stated, be granted the absolute title to all of the geophysical information, data, records and Seller's interpretation of the information obtained by these reconnaissance surveys, together with the right to the exclusive use thereof pertaining to the surveys outlined and numbered A to P on the map attached hereto, which is made a part hereof and marked "Exhibit A."

     NOW, THEREFORE, the Seller and Purchaser agree as follows:


     In consideration of the amount to be paid Seller by Purchaser, as set forth in paragraph II herein, Seller does hereby grant, bargain, sell and convey to Purchaser all of the geophysical data, records and information of every kind and character, and all copies thereof, pertaining to the areas covered by surveys A to P outlined on "Exhibit A" hereof. It is agreed that the geophysical data, records, information and interpretations thereof granted and transferred to Purchaser shall include all of the items set forth in "Exhibit B," which is attached hereto and incorporated herein by reference. It is understood and agreed, however, that any items of geophysical data or records thereof pertaining to the areas outlined in surveys A to P on "Exhibit A," which may not be listed in "Exhibit B," are included in the subject matter of this contract.


     Purchaser, in consideration of the sale and transfer to it by Seller of all of the geophysical data, records, information and Seller's interpretation of such information pertaining to surveys numbered A to P on "Exhibit A" hereof, hereby agrees to pay to the Seller the following amounts:

      (a) Concurrently with the execution of this agreement, Purchaser shall pay the sum of Two Million ($2,000,000.00) Dollars to the parties named immediately below in the amounts set forth opposite their names, to-wit

          W. L. Moody, III, One Hundred Ninety-Four Thousand Seven Hundred Thirty-one and 42/100 ($194,731.42) Dollars;

          Marine Instrument Company Nine Hundred Eighty-Five Thousand Six Hundred Fifteen and 10/100 ($985,615.10) Dollars;

          Mexican Gulf Sulphur Company, Thirty-Six Thousand ($36,000.00)
     Dollars;

          Wright Morrow and Ethan Stroud, Trustees, Five Hundred Eighty-Three Thousand, Six Hundred Fifty-Three and 48/100 ($583,653.48) Dollars; and,

          R. A. Irwin, Two Hundred Thousand ($200,000.00) Dollars.

     It is represented that said sixteen (16) surveys contain, for the purpose of this contract, the aggregate of two million, seven hundred thousand (2,700,000) acres, said aggregate number of acres being the total of the following surveys made by Seller; the number of said surveys corresponding with the areas outlined on "Exhibit A," to-wit:

        Surveys                   Acres                      Price
            A                    210,000                   $ 155,610.00
            B                    220,000                     163,020.00
            C                    190,000                     140,790.00
            D                    240,000                     177,140.00
            E                    160,000                     118,560.00
            F                     80,000                      59,280.00
            G                    100,000                      74,100.00
            H                    170,000                     125,970.00
            I                    230,000                     170,430.00
            J                    150,000                     111,150.00
            K                    160,000                     118,560.00
            L                     30,000                      22,230.00
            M                    210,000                     155,610.00
            N                    160,000                     118,560.00
            0                    240,000                     177,840.00
            P                    150,000                     111,150.00
TOTAL 16                       2,700,000                  $2,000,000.00


     (b) Purchaser agrees to make payments out of production and overriding royalty payments to Seller, as hereinafter provided, from oil, gas or other minerals produced, saved and sold from any of the area outlined on ,"Exhibit C" hereof, which exhibit is incorporated herein by reference, upon which Purchaser may, within fifty (50) years from the effective date of this agreement, acquire an oil, gas or mineral lease or leases. The entire area outlined on "Exhibit C" has been arbitrarily subdivided into units as indicated by the blue lines thereon (areas not containing blue lines shall be considered a unit), for the purpose of making definite each individual tract upon which Purchaser shall make the following payments to the extent of and in proportion to Purchaser's ownership in the leasehold interest therein:

          (1) Purchaser agrees to pay the parties named in "Exhibit D" hereof, which exhibit is incorporated herein by reference, in the proportions appearing after their names, or to the successors, heirs or assigns of said parties, the market value at the well of one-eighth

     (1/8th) of the oil and gas produced, saved and sold from the first five thousand (5,000) "productive acres," as hereinafter define or any portion thereof, until the sum of One Million Five Hundred Thousand ($1,500,000) Dollars has been paid from the proceeds of oil or gas produced from each of the units outlined on "Exhibit C;" When the parties named in "Exhibit D," or their successors, heirs or assigns, shall have collectively received a total of One Million, Five Hundred Thousand ($1,500,000.00) Dollars from the first five thousand (5,000) "productive acres," or have received One Million, Five Hundred Thousand ($1,500,000.00) Dollars, representing the value of one-eighth (1/8th) of the production from any number of "productive acres," less than five thousand surface acres, then said parties shall thereafter receive from Purchaser or from Purchaser's assigns one-twenty-fourth (1/24th) of the market value at the well of the oil and gas thereafter produced, saved and sold from the aforesaid five thousand (5,000) "productive acres," or from each unit less than five thousand (5,000) surface acres from which the one Million, Five Hundred Thousand ($1,500,000.00) Dollars production payment hereinabove referred to has been paid.

          (2) If, as a result of Purchaser's operations, it should be determined that there are in excess of five thousand (5,000) "productive acres" on any of the units outlined on "Exhibit C," then Purchaser shall pay to the parties named in "Exhibit D" hereof, in the proportions appearing after their names, or to said parties' successors, heirs or assigns, the value of one-eighth (1/8th) of all of the oil and gas produced, saved and sold from such excess "productive acreage" until an amount equal to the product of the number of "productive acres" attributable to each said additional well multiplied by Three Hundred ($300.00) Dollars shall have been paid to the parties named in "Exhibit D," or to their successors, heirs or assigns, for each additional producing well, in excess of those drilled on the five thousand (5,000) "productive acres" hereinabove referred to: For example, in the event purchaser shall allocate one hundred and sixty (160) acres to any oil well drilled on an area in excess of the five thousand (5,000) "productive acres" above mentioned, the amount of oil payment payable to the parties named in "Exhibit D," or their successors, heirs or assigns, out of one-eighth (1/8th) of the oil produced, saved and sold therefrom would be computed by multiplying 160 by $300.00, which would equal Forty-Eight Thousand ($48,000.00) Dollars.

     When the parties named in "Exhibit D," or their successors, heirs or assigns, shall have collectively received the production payment re-ferred to in the paragraph next above, as to any oil or gas well drilled on "productive acreage" in excess of the first five thousand (5,000) "productive acres" referred to in (1) above, then said parties shall thereafter receive from Purchaser or from Purchaser's assigns, one-twenty-fourth (1/24th) of the market value at the well of the oil and gas thereafter produced, saved and sold from said oil or gas wells from which production payments have been made in the manner hereinabove set forth.

     For the purpose of this agreement, the number of "productive acres" contained in any unit outlined on "Exhibit C" shall be determined by allocating to each well which produces oil or gas in paying quantities therefrom, the number of surface acres allocated to such well for wellspacing purposes by any regulatory body with jurisdiction in the premises, and it shall, for the purposes of this agreement, be conclusively presumed that the number of acres so allocated by the aforesaid regulatory body are "productive acres," as that term is used in this agreement. In the absence of any regulation prescribing the number of surface acres to be allocated to each producing well in any area or areas subject to this agreement, Purchaser shall determine the maximum area that can be effectively drained by one well and it shall be conclusively presumed that the number of acres which Purchaser allocates to each well from which oil or gas is produced, saved and sold, are "productive areas," [sic] as that term is used herein; provided, however, that Purchaser, in computing "productive acres" shall not allocate less than forty (40), nor more than six hundred forty
(640), surface acres to any well drilled on the subject premises, regardless of the number of sands or formations from which there may be production; and provided further, that no additional wells on the surface acreage already allocated to a producing well shall increase the amount of "productive acres," as herein defined. It is agreed that the sole purpose of this paragraph is to establish a standard for computing the five thousand (5,000) acre unit from which the production payment of One Million, Five Hundred Thousand ($1,500,000.00) Dollars, hereinabove referred to, shall be paid by Purchaser, or its assigns, together with a standard for computing the amount of the production payment due from each oil or gas well drilled on any of the units outlined on "Exhibit C" hereof, which has a surface area in excess of five thousand (5,000) "Productive acres." The procedure herein set forth for determining the number of "productive acres" is not intended to impose any duty on Purchaser to drill for oil or gas, or other minerals, according to any particular spacing pattern or density, it being the intention of the parties hereto that Purchaser shall never at any time be under any duty to drill for or produce oil, gas or other minerals from any area subject to this agreement, notwithstanding the existence of producing wells thereon.

        (3) In addition to the provisions for the payments out of production and overriding royalties provided for in this paragraph, Purchaser agrees to pay the parties named in Exhibit D, or their successors, heirs or assigns, in the proportions set forth opposite their names, an amount equal to one-twenty-fourth (1/24th) of the value at the well of all minerals of every kind and character produced, saved and sold, except oil and gas, this payment on all other minerals, except oil and gas, to commence upon the production of such other minerals and to be paid, irrespective of the amount of proven acreage from which such other minerals are being produced, and such sums as accrue under this provision shall not be included in making up the payments out of production provided for in this paragraph.

        Should any lease subject to the production payment or overriding royalty provided for above either expire or terminate after the expiration of the fifty-
(50) year period hereinabove referred to, and a new lease covering the same land or any part of the land covered by such prior lease be acquired by Purchaser, then the parties named in "Exhibit D," or their successors, heirs or assigns, shall be entitled to the same payments out of production and overriding royalties provided above under such new lease, in so far as the same covers lands included within the original lease. Purchaser shall not make payments out of production or any overriding royalties from any lease or leases acquired by Purchaser hereto after the fifty (50) year period mentioned above, except as to extensions and repurchases as provided above.

      In order to preserve the element of secrecy inherent in this agreement, Seller has, at Purchaser's request, entered into an agency agreement with the Republic National Bank of Dallas, Texas, dated April 30, 1951, and Purchaser hereby agrees that for a period of five (5) years from the date hereof, it will make all production payments and overriding royalty- payments arising under the terms of paragraph II (b) herein, direct to Republic National Bank of Dallas, Texas, for the benefit of the parties named in "Exhibit D" hereof, as provided for in the aforementioned agency agreement.

      Payment by Purchaser to the Republic National Bank of Dallas, Texas, in the manner above provided, shall relieve Purchaser of all obligations arising under paragraph II (b) of this contract during said five (5) year period.

     Upon the termination of the five (5) year period following the execution of this agreement, the Republic National Bank of Dallas, Texas, shall, as contemplated by the aforesaid agency agreement, furnish Purchaser with the names of the then owners of the interests created by the terms of this agreement, along with the bank's records evidencing all transfers of said interests prior to the termination of the aforementioned five (5) year period; whereupon, Purchaser, for a reasonable handling charge to be borne by each assignee, shall assign by instruments in writing to such owners of interests in this contract, the production payments and overriding royalties pertaining to all leases which Purchaser has then acquired on any of the areas outlined on "Exhibit C" hereof, and shall thereafter, at any time within fifty (50) years from the date hereof, upon obtaining additional leases in the area outlined on "Exhibit C" attached, execute similar assignments of production payments and overriding royalties in writing to the then owners of the interests created by this contract. After the assignments of the production payments and overriding royalties referred to above Purchaser shall make payments accruing thereunder directly to the assignees of said production payments and overriding royalties, deducting therefrom a reasonable charge to cover the costs of writing checks and making disbursements to said assignees.

     Transfers of any interest in this contract by Seller, after the termination of the agency agreement with the Republic National Bank of Dallas, Texas, other than interests upon which Purchaser has executed assignments of oil payments and overriding royalties, shall be made in accordance with procedure followed during the term of the agency agreement with the Republic National Bank of Dallas, Texas, except that Purchaser herein, rather than Republic National Bank of Dallas, Texas, shall be the custodian of the records of such transfers. Seller agrees that Purchaser can make reasonable handling charges for this service.

     Nothing in this agreement shall ever obligate Purchaser to acquire any lease or leases or to drill any well or to develop any lease or leases, if acquired. The oil payment and overriding royalty provisions set out herein shall apply to oil, gas and other minerals only when, as and if produced, saved and sold by Purchaser or its assigns.

                                       V.

     It is agreed that the very nature of the subject matter of this contract is such that the geophysical information and data and the interpretation thereof, purchased herein, would be greatly reduced in value, if not utterly destroyed, unless Purchaser has and shall continue to have the exclusive use of such information and data. It is further agreed that the consideration which Purchaser has agreed to pay for the geophysical data herein transferred and sold by Seller has been agreed to only after Seller's representation and assurance that Purchaser is acquiring the exclusive right to this information and data, and Seller's interpretation thereof, and in this connection, Seller warrants that it has not disclosed and will not hereafter disclose to any third party, or parties, any of such information and data.

     In regard to the geophysical data, records and information and Seller's interpretation thereof, herein sold and transferred, Seller covenants and agrees that it is conveying absolute title to all of said data, and that Seller has not retained copies of any such records, data or information from which the geophysical data herein sold and transferred to Purchaser can be reassembled for use by any one other than Purchaser herein; and Seller agrees that in the event of its breach of this covenant, Purchaser shall have the right and option of cancelling and holding for naught the provisions of paragraph II (b) hereinabove; and Seller, after such breach of this covenant of secrecy shall never be entitled to any of the overriding royalties mentioned in said paragraph II (b) hereinabove. Seller further agrees that it will be liable to Purchaser for any actual damages sustained by Purchaser as a result of any such breach of this covenant of secrecy on the part of Seller. In this connection, it is agreed that Seller's copy of this contract shall not include a copy of said "Exhibit C". However, it is agreed that L. C. Paslay, J.H. Pernell or C.G. McBurney, or their successors, as hereinafter provided for, upon reasonable notice and at all reasonable times, in Purchaser's presence, may examine "Exhibit C" and any other data that Purchaser has obtained from Seller for the purpose of ascertaining for themselves or for any other owner of any interests in this contract whether the Purchaser is fulfilling and complying with the terms of this contract. The aforementioned persons, or their successors, shall also have the right to inspect Purchaser's production records for the purpose of determining whether Purchaser is complying with the terms of paragraph II (b) hereinabove. Upon the death of any of the above named three persons, the survivor or survivors, shall appoint a successor, agreeable to Purchaser, to such deceased person or persons, and notify Purchaser in writing of such appointment. Such successor or successors appointed in the manner above provided for shall continue to have the same rights and privileges for the benefit of the owners of Seller's interests in this contract here now given to said three above named persons.

                                      VII.

      Seller agrees that it will not, for a period of fifty (50) years from the date of the execution of this agreement, conduct any geophysical work in the areas outlined in "Exhibit A," attached hereto; and in this connection, Seller agrees that they will not dispose of the boat with which these sixteen (16) surveys were made in a manner whereby said boat as now equipped will be used by any one in said area. The Seller also agrees that it will not, for a period of Fifty (50) years after the date of the execution of this contract agreement, participate in any manner in obtaining or attempting to obtain any lease or leases in the areas designated and outlined in "Exhibit A" hereto attached, and should Seller, its principals and beneficiaries, ever acquire any leasehold estate in any part of the areas designated on said "Exhibit A," then and in that event, Purchaser, at its option, shall have the right to acquire from Seller, and Seller shall, in the event of Purchaser's election, transfer and assign to Purchaser such leasehold interest at such price and upon the same terms as Seller acquired such lease.


      Purchaser herein shall have the right to assign in whole or in part any lease or leases acquired by it covering any portion of the area outlined in "Exhibit C," and any such assignment shall be made subject to the oil payments and overriding royalty provided for in paragraph II(b) above. Purchaser likewise covenants and agrees that should it transfer or assign any of the information, data, records, or Seller's interpretation thereof, to any third party, such transfer or assignment shall be made subject to the oil payments and overriding royalty payment provided for in paragraph II (b) hereinabove.

      In this connection, it is agreed that Seller may, in the manner hereinabove provided, likewise assign their interests in this agreement, it being understood that any such assignment shall be subject to the terms of this agreement.

        In order to create a "pooled area" for the purpose of mining and drilling for, producing and processing oil and gas or other minerals or any one or more of said minerals, Seller hereby covenants and agrees with Purchaser that Purchaser may and Purchaser is hereby authorized and empowered by Seller to at any time or from time to time "pool" the area subject to this agreement or any part or parts thereof with any adjoining and adjacent area. To accomplish the foregoing, Purchaser shall execute an instrument in writing with the leasehold owners of the areas to be pooled, designating the pooled area, describing the several tracts constituting the same, reciting the acreage in each tract, and specifying the mineral or minerals affected thereby. Upon the execution of the aforesaid instrument, such pooled area shall be deemed to have been effectively created under the terms hereof and thereafter for all purposes other than the payment of royalties, which is hereinafter provided for, any operation for drilling or reworking on or any production of oil and gas or mineral from such pooled area, shall have the same effect as if said operations were in fact conducted upon or such production was procured from each of the tracts of land comprising such pooled area created under the terms hereof, irrespective of the actual location of the well or wells upon which such operations are conducted, or from which production is procured. In like manner and with like effect, the "pooled area" may be increased or decreased. Of the total production from such pooled area, regardless from which tract it is actually produced, there shall be allocated to the tract covered by this agreement that part thereof which is arrived at by multiplying such total production by a fraction, the numerator of which shall be the number of acres covered by this agreement which is in said pooled area, and the denominator of which shall be the number of acres in the entire pooled area, which production so allocated to such tract shall be conclusively presumed to have been procured from land in the said pooled area covered by this agreement, and the royalties or payments elsewhere herein provided for shall be calculated solely upon such production so allocated to such tract.

      Should the title to any tract of land embraced within any pooled area fail in whole or in part or as to an undivided interest therein, or should any part of the land within said pooled area be released or surrendered, then the acreage contained in such tract and the total acreage contained in such pooled area shall be reduced to the extent of such failure of title or release, and thereafter the subsequent production shall be allocated accordingly, but no retroactive allocation to Seller shall ever be required as a result of any failure of title. Should such tract or any part thereof, or other land in lieu thereof, be again effectively brought into such pooled area, then to such extent specified in the redesignation of said pooled area, the production therefrom shall be reallocated as the facts may permit or require. The words "pool," "pooled," and "pooled area," and words of expression of like import used herein, shall have the meaning ordinarily attributed to them by those engaged in the production of oil and gas and sulphur and other minerals.

                                       X.

      Any and all notices required to be given under the terms of this agreement shall be addressed TO PURCHASER AT ............................,,,,,.......
(ADDRESS
deleted) ....................... ..... . ... and to Seller at 6111 Maple Avenue,
Dallas, Texas, or to any such other address. as they, d either of them may, from time to time, designate by written notice, delivered to the part [sic] to be bound thereby.

     All taxes which may be levied against any payment or payments, or right to such payment or payments as set forth in paragraph II hereinabove, shall be borne and paid by Seller.

                                      XII.

     Seller and each of them warrant that they have complete title to the information, records, data and Seller's interpretation thereof, and that they collectively have the right and authority to convey the subject matter of this contract.

     IN WITNESS WHEREOF, this instrument is executed by the parties hereto in two counterparts, as of the 30th day of April, A. D. 1951. W. L. MOODY, III

                    W. L. Moody, III.

                    MARINE INSTRUMENT COMPANY,

                    By L. C. PASLAY
                       J. H. PERNELL
                       CHAS. G. MCBURNEY


                    MEXICAN GULF SULPHUR COMPANY,

                    By EUGENE L. NORTON,
                    President.

ATTEST:



    OLGA SMITH, Asst. Secretary.

                    R. A. IRWIN

                           R. A. Irwin.

                    ETHAN STROUD

                           Ethan Stroud, Trustee.

                    WRIGHT MORROW

                           Wright Morrow, Trustee.   SELLER

                             ................ (name deleted) ................

                             By (name deleted)...............................
                                               Vice President.
ATTEST
 ................ (Name deleted)................
(SEAL)

                             .............. . (name deleted)................

                             By (name deleted)..............................
                                               Vice President.
                                                              PURCHASER
ATTEST

 ..... .... ..... (Name deleted) .......... . ....
(SEAL)